Exhibit 99.1

Morford Steps Down from RPM Board

After Accepting New Senior Executive Position in Energy Industry

MEDINA, Ohio – May 1, 2019 – RPM International Inc. (NYSE: RPM) today announced that Craig Morford has stepped down from his position on the RPM board of directors as a result of his retirement from Cardinal Health and his acceptance of a new executive position at a company in the energy industry that does not have senior leaders serving on other public company boards.

“During his time as director, Craig’s business acumen and deep experience in a variety of legal and compliance matters brought valuable insight to our organization,” stated Frank C. Sullivan, chairman and CEO of RPM. “We’re grateful for the significant contributions he made while serving on RPM’s board for the past six years, and we wish him the best.”

Morford was elected to the RPM board of directors in 2013 after a distinguished 20-year career with the U.S. Department of Justice, which included an appointment by President George W. Bush as acting U.S. deputy attorney general. In 2008, he joined Cardinal Health as chief compliance officer and later became chief legal and compliance officer, a position he has held for the past decade.

“Following Craig’s departure, our board will be comprised of 12 members. With the recent appointments of Kirk Andrews and John Ballbach this past year, we believe RPM’s board remains sufficiently staffed in the key skill sets and expertise that are necessary for strong corporate governance,” added Sullivan. “We don’t anticipate appointing any additional board members at this time.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

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